UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 13, 2005

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 East Broadway, Gardner, Massachusetts 01440

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 630-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2005, the Board of Directors of Precision Optics Corporation, Inc. (the “Company”) granted to Richard E. Forkey a non-statutory option to purchase 373,600 shares of common stock of the Company at an exercise price of $0.83 per share. Mr. Forkey serves as the Company’s President, Chief Executive Officer and Treasurer and Chairman of the Board of Directors of the Company; Mr. Forkey abstained from participating in the vote of the Board regarding the grant of options to him. Upon the date of grant, 30% of the options, or 112,080 shares, vested immediately. The vesting of remaining options is subject to achievement of certain financial milestones by the Company as follows. Upon attainment of any one of the following targets, the remaining 70% of the options will vest:

•	Elimination of negative cash flow, evaluated on a quarterly basis.
•	Increase in gross sales to $1.5 million quarterly.
•	Elimination of net loss, evaluated on a quarterly basis (excluding the effects of any compensation expense associated with stock options).
•	Maintenance of an average closing price per share for the Company’s common stock of $2.55 for at least ten consecutive trading days.

Upon attainment of any one of the following targets, an additional 35%, or 130,760 shares, will vest and upon attainment of any two of the following targets, the remaining 70% of the options will vest:

•	Reduction in negative cash flow to $0.4 million quarterly.
•	Increase in gross sales to $0.75 million quarterly.
•	Reduction in net loss to $0.4 million quarterly (excluding the effects of any compensation expense associated with stock options).
•	Maintenance of an average closing price per share for the Company’s common stock of $1.70 for at least ten consecutive trading days.

The options expire on June 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2005	PRECISION OPTICS CORPORATION, INC. By: /s/ Richard E. Forkey Name: Richard E. Forkey Title: Chairman of the Board, President, Chief Executive Officer and Treasurer